Exhibit 99.2

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2013, the Company has updated operating results for all periods covered in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as filed with the Securities and Exchange Commission on March 4, 2013, and as subsequently updated by its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2013) (the "2012 Form 10-K"), in order to give effect to the change in accounting methodology for recognizing expense for its company-sponsored U.S. and international pension benefit plans. The Management's Discussion and Analysis that follows revises the information included in the 2012 Form 10-K in order to reflect the change in accounting methodology and should be read in conjunction with the updated financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on December 3, 2013.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

BUSINESS OVERVIEW

NCR Corporation is a leading global technology company that provides innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service. Our portfolio of self-service and assisted-service solutions serve customers in the financial services, retail, hospitality, travel, and telecommunications and technology industries and include automated teller machines (ATMs), self-service kiosks and point of sale devices, as well as software applications that can be used by consumers to enable them to interact with businesses from their computer or mobile device. We also complement these product solutions by offering a complete portfolio of services that support both NCR and third party solutions. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors.

We have four operating segments: Financial Services, Retail Solutions, Hospitality and Emerging Industries. Each of our lines of business derives its revenues by selling products and services in each of the sales theaters in which NCR operates.

Our solutions are based on a foundation of long-established industry knowledge and consulting expertise, value-added software, hardware technology, global customer support services, and a complete line of business consumables and specialty media products.

NCR’s reputation is founded upon over 128 years of providing quality products, services and solutions to our customers. At the heart of our customer and other business relationships is a commitment to acting responsibly, ethically and with the highest level of integrity. This commitment is reflected in NCR’s Code of Conduct, which is available on the Corporate Governance page of our website.

2012 OVERVIEW

As more fully discussed in later sections of this MD&A, the following were significant themes and events for 2012:

•	Revenue growth of approximately 8% compared to full year 2011

•	Gross margin improvement of approximately 1,070 basis points compared to full year 2011

•	Continued realization of the benefits of our cost reduction initiatives

•	Continued growth of higher margin software and services offerings and improvements in revenue mix

•	Completion of phase two of our pension strategy

•	Completion of the offering of $600 million aggregate principal amount of 5.00% senior unsecured notes due in 2022, and $500 million aggregate principal amount of 4.625% senior notes due in 2021

•	Entered into a definitive Agreement and Plan of Merger to acquire Retalix Ltd. for a cash purchase price of approximately $800 million

•	Completion of the disposition of our Entertainment business to Redbox Automated Retail, LLC for cash consideration of $100 million

OVERVIEW OF STRATEGIC INITIATIVES

We have a focused and consistent business strategy targeted at revenue growth, gross margin expansion and improved customer loyalty. To execute this strategy, we identified three key imperatives that aligned with our financial objectives for 2012 and beyond: deliver disruptive innovation; focus on migrating our revenue to higher margin software and services revenue; and more fully enable our sales force with a consultative selling model that better leverage the innovation we are bringing to the market. Our strategy, on which we will remain focused in 2013, is summarized in more detail below:

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Gain profitable share - We seek to optimize our investments in demand creation to increase NCR’s market share in areas with the greatest potential for profitable growth, which include opportunities in self-service technologies with our core financial services, retail, and hospitality customers as well as the shift of our business model to focus on growth of higher margin software and services. We focus on expanding our presence in our core industries, while seeking additional growth by:

◦	penetrating market adjacencies in single and multi-channel self-service segments;

◦	expanding and strengthening our geographic presence and sales coverage across customer tiers through use of the indirect channel; and

◦	leveraging NCR Services and consumables solutions to grow our share of customer revenue, improve customer retention, and deliver increased value to our customers.

•
Expand into emerging growth industry segments - We are focused on broadening the scope of our self-service solutions from our existing customers to expand these solution offerings to customers in newer industry-vertical markets including telecommunications and technology as well as travel and gaming. We expect to grow our business in these industries through integrated service offerings in addition to targeted acquisitions and strategic partnerships.

•
Build the lowest cost structure in our industry - We strive to increase the efficiency and effectiveness of our core functions and the productivity of our employees through our continuous improvement initiatives.

•
Enhance our global service capability - We continue to identify and execute various initiatives to enhance our global service capability. We also focus on improving our service positioning, increasing customer service attach rates for our products and improving profitability in our services business. Our service capability can provide us a competitive advantage in winning customers and it provides NCR with an attractive and stable revenue source.

•
Innovation of our people - We are committed to solution innovation across all customer industries. Our focus on innovation has been enabled by closer collaboration between NCR Services and our lines of business, as well as a model to apply best practices across all industries through one centralized research and development organization and one business decision support function. Innovation is also driven through investments in training and developing our employees by taking advantage of our new world-class training centers. We expect that these steps and investments will accelerate the delivery of new innovative solutions focused on the needs of our customers and changes in consumer behavior.

•
Enhancing the customer experience - We are committed to providing a customer experience to drive loyalty, focusing on product and software solutions based on the needs of our customers, a sales force enabled with the consultative selling model to better leverage the innovative solutions we are bringing to market, and sales and support service teams focused on delivery and customer interactions. We continue to rely on the Customer Loyalty Survey, among other metrics, to measure our current state and set a course for our future state where we aim to continuously improve with solution innovations as well as through the execution of our service delivery programs.

•
Pursue strategic acquisitions that promote growth and improve gross margin - We are continually exploring potential acquisition opportunities in the ordinary course of business to identify acquisitions that can accelerate the growth of our business and improve our gross margin mix, with a particular focus on software-oriented transactions. We may fund acquisitions through either equity or debt, including borrowings under our senior secured credit facility.

FUTURE TRENDS

We are encouraged by our market position for 2013 and are forecasting revenue to be slightly higher than 2012. We plan to continue to manage our costs effectively and balance our investments in areas that generate high returns.

We see the following as the most significant risks to the execution of our initiatives:

•The global economic and credit environment and its effect on capital spending by our customers

•Competition that can drive further price erosion and potential loss of market share

•Difficulties associated with introduction of products in new self-service markets

•Market adoption of our products by customers

•Management and servicing of our existing indebtedness

•Integration of previously completed acquisitions

RESULTS FROM OPERATIONS

The following table shows our results for the years ended December 31:

In millions	2012	2011	2010
Revenue	$5,730	$5,291	$4,711
Gross margin	1,645	951	1,077
Gross margin as a percentage of revenue	28.7%	18.0%	22.9%
Operating expenses
Selling, general and administrative expenses	742	890	636
Research and development expenses	155	209	143
Income from operations	$748	$(148)	$298

The following table shows our revenues and gross margins from products and services, respectively, for the years ended December 31:

In millions	2012	2011	2010
Product revenue	$2,854	$2,592	$2,301
Cost of products	2,144	2,022	1,789
Product gross margin	$710	$570	$512
Product gross margin as a percentage of revenue	24.9%	22.0%	22.3%
Services revenue	$2,876	$2,699	$2,410
Cost of services	1,941	2,318	1,845
Services gross margin	$935	$381	$565
Services gross margin as a percentage of revenue	32.5%	14.1%	23.4%

The following table shows our revenues by theater for the years ended December 31:

In millions	2012	% of Total	2011	% of Total	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Americas	$2,823	49%	$2,448	46%	15%	16%
Europe	1,459	26%	1,421	27%	3%	9%
Asia Middle East Africa (AMEA)	1,448	25%	1,422	27%	2%	4%
Consolidated revenue	$5,730	100%	$5,291	100%	8%	11%

2012 compared to 2011 results discussion

Revenue

Revenue increased 8% in 2012 from 2011 due to improvement in our financial services and hospitality lines of business offset by declines in our retail solutions and emerging industries lines of business. The effects of foreign currency fluctuations had a 3% unfavorable impact on revenue for the year. For the year ended December 31, 2012, our product revenue increased 10% and services revenue increased 7% compared to the year ended December 31, 2011. The increase in our product revenue was due to growth in the financial services line of business in the Americas, Europe and AMEA theaters, and growth in the hospitality line of business in the Americas theater offset by declines in the retail solutions line of business in the Americas and Europe theaters. The increase in our services revenue was primarily attributable to increases in professional and installation services and maintenance services in the financial services and hospitality lines of business in the Americas theater offset by declines in such services in the retail solutions line of business in the Americas and Europe theaters.

Gross Margin

Gross margin as a percentage of revenue was 28.7% in 2012 compared to 18.0% in 2011. Product gross margin in 2012 increased to 24.9% compared to 22.0% in 2011. During 2012 and 2011, product gross margin was adversely affected by approximately $19 million and $6 million, respectively, of acquisition related amortization of intangibles. Products gross margin was positively impacted by $37 million in lower pension expense, or 1.3% as a percentage of products revenue, year over year. After considering these items, the product gross margin increased due to favorable sales mix with an increase in software revenue.

Services gross margin increased to 32.5% in 2012 compared to 14.1% in 2011. Services gross margin was positively impacted by $454 million in lower pension expense, or 15.8% as a percentage of services revenue, year over year. After considering this item, the increase in services gross margin was due to lower labor and service delivery costs.

2011 compared to 2010 results discussion

Revenue

Revenue increased 12% in 2011 from 2010 due to improvement across all lines of business. The effects of foreign currency fluctuations had a 3% favorable impact on revenue. For the year ended December 31, 2011, our product revenue increased 13% and services revenue increased 12% compared to the year ended December 31, 2010. The increase in our product revenue was due to increases in sales volumes in the financial services and retail lines of business in the Americas and AMEA theaters coupled with incremental revenues generated in the hospitality line of business following the acquisition of Radiant Systems, Inc. on August 24, 2011. The increase in our services revenue was primarily attributable to increases in professional and installation services and maintenance services in the financial services and retail lines of business in the Americas, Europe and AMEA theaters. The acquisition of Radiant also led to an incremental increase in services revenue in the Americas theater.

Gross Margin

Gross margin as a percentage of revenue was 18.0% in 2011 compared to 22.9% in 2010. Product gross margin in 2011 decreased slightly to 22.0% compared to 22.3% in 2010. Products gross margin was negatively impacted by $19 million in higher pension expense, or 0.7% as a percentage of products revenue, year over year. After considering this item, the increase in products gross margin was due to improved sales mix.

Services gross margin decreased to 14.1% in 2011 compared to 23.4% in 2010. Services gross margin was negatively impacted by $315 million in higher pension expense, or 11.7% as a percentage of services revenue. After considering the effect of pension expense, the services gross margin increased year over year due to lower labor and service delivery costs and continued focus on overall cost containment.

Effects of Pension, Postemployment, and Postretirement Benefit Plans

NCR's income from continuing operations for the years ended December 31 was impacted by certain employee benefit plans as shown below:

In millions	2012	2011	2010
Pension (benefit) expense	$(224)	$582	$59
Postemployment expense	37	46	43
Postretirement benefit	(14)	(13)	(4)
Total expense	$(201)	$615	$98

In 2012, pension expense decreased, resulting in a benefit of $224 million compared to $582 million of expense in 2011 and $59 million of expense in 2010. In 2012, the pension benefit included a $293 million benefit related to remeasurement of the U.S. pension obligations in the fourth quarter of 2012, which primarily included the impact of the voluntary lump sum offer to certain participants of the U.S. qualified pension plan that was completed in the fourth quarter of 2012. In 2012, approximately 43% of the pension benefit was included in selling, general and administrative and research and development expenses, with the remaining 57% included in cost of products and services. In 2011, pension expense increased $523 million as compared to 2010 primarily due to $570 million of actuarial losses recognized, driven by significant decreases in discount rates used to value the U.S. and international pension plan obligations.

Postemployment expense (severance and disability medical) was $37 million in 2012 compared to $46 million in 2011 and $43 million in 2010. The decrease in postemployment expense in 2012 was primarily related to approximately $6 million of Radiant acquisition related severance costs incurred in 2011. In 2012, approximately 62% of total postemployment expense was included in cost of products and services, with the balance included in selling, general and administrative and research and development expenses.

Postretirement plans provided a $14 million benefit in 2012, a $13 million benefit in 2011, and a $4 million benefit in 2010. The increase in postretirement benefit in 2012 and 2011 from 2010 is primarily related to an increase in the level of amortization of prior service benefit associated with changes in the benefits provided under the Company's previously closed U.S. Post-65 Retiree Medical Plan, which were announced in December 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $148 million to $742 million in 2012 from $890 million in 2011. As a percentage of revenue, these expenses were 12.9% in 2012 and 16.8% in 2011. In 2012, selling, general, and administrative expenses included a pension benefit of $66 million, $23 million of acquisition related costs, $19 million of amortization of acquisition related intangible assets and $4 million of legal costs related to the previously disclosed FCPA and OFAC internal investigations. In 2011, selling, general, and administrative expenses included $162 million of pension costs, $37 million of acquisition related costs, and $6 million of amortization of acquisition related intangible assets. After considering these items, selling, general and administrative expenses increased as a percentage of revenue to 13.3% in 2012 from 12.9% in 2011 primarily due to additional investments in sales resources.

Selling, general, and administrative expenses increased $254 million to $890 million in 2011 from $636 million in 2010. As a percentage of revenue, these expenses were 16.8% in 2011 and 13.5% in 2010. In 2011, selling, general, and administrative expenses included $162 million of pension costs, $37 million of acquisition related costs, and $6 million amortization of acquisition related intangible assets. In 2010, selling, general, and administrative expenses included $18 million of pension costs, $18 million of incremental costs related to the relocation of our worldwide headquarters and $8 million related to a litigation charge offset by a $6 million gain related to the sale of an office building in France. After considering these items, selling, general, and administrative expenses slightly increased as a percentage of revenue to 12.9% in 2011 from 12.7% in 2010.

Research and Development Expenses

Research and development expenses decreased $54 million to $155 million in 2012 from $209 million in 2011. As a percentage of revenue, these costs were 2.7% in 2012 and 4.0% in 2011. Research and development expenses included a $30 million pension benefit in 2012 as compared to pension expense of $57 million in 2011. After considering this item, research and development expenses slightly increased to 3.2% in 2012 from 2.9% in 2011 as a percentage of revenue and are in line with management expectations as we continue to invest in broadening our self-service solutions.

Research and development expenses increased $66 million to $209 million in 2011 from $143 million in 2010. Pension costs included in research and development expenses were $57 million in 2011 as compared to $12 million in 2010. After considering this item, research and development costs increased slightly as a percentage of revenue from 2.8% in 2010 to 2.9% in 2011 and are in line with management expectations as we continue to invest in broadening our self-service solutions.

Interest and Other Expense Items

Interest expense was $42 million in 2012 compared to $13 million in 2011 and $2 million in 2010. For the years ended December 31, 2012 and 2011, interest expense is primarily related to borrowings under the Company's senior secured credit facility. The increase is primarily related to a full year of interest expense in 2012 compared to a partial year in 2011 as the facility was entered into during August 2011.

Other expense (income), net was $8 million in 2012 compared to $3 million in 2011 and $11 million in 2010. Other expense (income), net includes items such as gains or losses on equity investments, interest income, among others. Interest income was $6 million in 2012, $5 million in 2011, and $5 million in 2010. In 2012, other expense (income), net included $7 million related to the impairment of an investment and $5 million in bank related fees. In 2011, other expense (income), net included $7 million related to loss from foreign currency fluctuations partially offset by income from the sale of certain patents and a benefit of $3 million from final settlement of a litigation matter. In 2010, other expense (income), net included $14 million related to the impairment of an investment.

Income Taxes

The effective tax rate was 32% in 2012, 40% in 2011, and 2% in 2010. During 2012, we favorably settled examinations with Canada for the 2003 tax year and Japan for tax years 2001 through 2006 that resulted in tax benefits of $14 million and $13 million, respectively. In addition, the 2012 tax rate was favorably impacted by the mix of taxable profits and losses by country. These benefits were partially offset by an increase of $17 million to the U.S. valuation allowance for deferred tax assets, primarily related to tax attributes expiring by 2015. During 2011, we favorably settled examinations with Canada for 1997 through 2001 that resulted in a $12 million tax benefit. The 2010 tax rate was favorably impacted by the release of a $40 million valuation allowance in the third quarter of 2010 that was no longer required on specific deferred tax assets in NCR’s subsidiary in Japan and by the mix of taxable profits and losses by country.

In connection with the American Taxpayer Relief Act of 2012 that was signed into law in January 2013, we expect to record a one-time benefit of approximately $16 million related to retroactive tax relief for certain tax law provisions that expired in 2012. Because the legislation was signed into law after the end of our 2012 fiscal year, the retroactive effects of the bill will be reflected in the first quarter of 2013. We anticipate that our effective tax rate will be approximately 26% in 2013. However, changes in profit mix or other events, such as tax audit settlements or changes in our valuation allowances, could impact this anticipated rate.

During 2011, the Internal Revenue Service commenced examinations of our 2009 and 2010 income tax returns, which are ongoing. During 2012, we favorably settled the examination of Radiant's 2009 and 2010 income tax returns with the Internal Revenue Service. While we are subject to numerous federal, state and foreign tax audits, we believe that the appropriate reserves exist for issues that might arise from these audits. Should these audits be settled, the resulting tax effect could impact the tax provision and cash flows in future periods. During 2013, the Company expects to resolve certain tax matters related to U.S. and foreign tax jurisdictions. These resolutions could have a material impact on the effective tax rate in 2013.

Income (Loss) from Discontinued Operations

For the year ended December 31, 2012, income from discontinued operations was $6 million, net of tax, which includes a $4 million loss from the Entertainment business, an $8 million benefit from favorable changes in uncertain tax benefits related to Teradata and a $2 million benefit from an insurance recovery from a previously agreed settlement related to the Fox River environmental matter.

For the year ended December 31, 2011, loss from discontinued operations was $93 million, net of tax, which includes a $96 million operating loss from the Entertainment business, a $1 million operating loss from the closure of NCR's EFT payment processing business in Canada, a $4 million operating loss from the divestiture of our healthcare solutions business, offset by $2 million income from environmental matters which included favorable impact of changes in estimates related to the Fox River reserve offset by an accrual for litigation fees related to the Kalamazoo River environmental matter and an accrual for anticipated future disposal costs related to an environmental matter in Japan, and a $6 million benefit from favorable changes in uncertain tax benefits attributable to Teradata.

For the year ended December 31, 2010, loss from discontinued operations was $10 million, net of tax, which includes a $28 million operating loss from the Entertainment business and a $5 million operating loss from our healthcare solutions business offset by $20 million benefit primarily from settlements of Fox River related insurance claims with insurance carriers and a $3 million benefit from favorable changes in uncertain tax benefits attributable to Teradata.

Revenue and Operating Income by Segment

As described in Note 12, “Segment Information and Concentrations” of the Notes to Consolidated Financial Statements, the Company manages and reports its businesses in the following segments:

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Financial Services - We offer solutions to enable customers in the financial services industry to reduce costs, generate new revenue streams and enhance customer loyalty. These solutions include a comprehensive line of ATM and payment processing hardware and software and cash management software, and related installation, maintenance, and managed and professional services. We also offer a complete line of printer consumables.

•
Retail Solutions - We offer solutions to customers in the retail industry designed to improve selling productivity and checkout processes as well as increase service levels. These solutions primarily include retail-oriented technologies, such as point of sale terminals and related software, bar-code scanners, as well as innovative self-service kiosks, such as self-checkout. We also offer installation, maintenance, and managed and professional services and a complete line of printer consumables.

•
Hospitality (formerly Hospitality and Specialty Retail) - We offer technology solutions to customers in the hospitality industry, serving businesses that range from a single store or restaurant to global chains and sports and entertainment venues. Our solutions include point of sale hardware and software solutions, installation, maintenance, and managed and professional services and a complete line of printer consumables.

•
Emerging Industries - We offer maintenance as well as managed and professional services for third-party computer hardware provided to select manufacturers, primarily in the telecommunications industry, who value and leverage our global service capability. Also included in the Emerging Industries segment are solutions designed to enhance the customer experience for the travel and gaming industries, including self-service kiosks, as well as related installation, maintenance, and managed and professional services.

As of January 1, 2012, the specialty retail customer accounts that were formerly part of the Hospitality and Specialty Retail segment are now included in the Retail Solutions segment, and the hospitality customer accounts that were formerly part of the Retail Solutions segment are now included in the Hospitality segment. As a result, the former Hospitality and Specialty Retail segment has been renamed Hospitality. Prior period information has not been reclassified to conform to the current period presentation, as the change was not considered material.

Each of these segments derives its revenues by selling products and services in the sales theaters in which NCR operates. Segments are measured for profitability by the Company’s chief operating decision maker based on revenue and segment operating income. For purposes of discussing our operating results by segment, we exclude the impact of certain items from segment operating income, consistent with the manner by which management reviews each segment, evaluates performance, and reports our segment results under accounting principles generally accepted in the United States of America (otherwise known as GAAP). This format is useful to investors because it allows analysis and comparability of operating trends. It also includes the same information that is used by NCR management to make decisions regarding the segments and to assess our financial performance.

Certain amounts have been excluded from segment operating income for each reporting segment presented below, including pension expense and certain other significant, non-recurring items. Our segment results are reconciled to total Company results reported under GAAP in Note 12, “Segment Information and Concentrations” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

In the segment discussions below, we have disclosed the impact of foreign currency fluctuations as it relates to our segment revenue due to its significance.

Financial Services Segment

The following table presents the Financial Services revenue and segment operating income for the years ended December 31:

In millions	2012	2011	2010
Revenue	$3,180	$2,999	$2,645
Operating income	$319	$313	$250
Operating income as a percentage of revenue	10.0%	10.4%	9.5%

Financial Services revenue increased 6% in 2012 compared to 2011 and 13% in 2011 compared to 2010. Revenue growth in 2012 compared to 2011 was primarily generated from higher product volumes in the Americas, Europe and AMEA theaters, and higher services revenue in the Americas and Europe theaters. Foreign currency fluctuations negatively impacted the year-over-year revenue comparison by 3%. Revenue growth in 2011 compared to 2010 was primarily generated from higher product volumes and services revenue in the Americas, AMEA and Europe theaters and higher services revenues in the AMEA theater. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 3%.

Operating income was $319 million in 2012, $313 million in 2011 and $250 million in 2010. The improvement in the Financial Services operating income in 2012 compared to 2011 was driven by higher product sales and an improved mix of services revenue, slightly offset by a continued investment in services and research and development. The improvement in 2011 compared to 2010 was driven by higher product volumes and favorable product mix as well as higher services revenue and lower service delivery costs.

Retail Solutions Segment

The following table presents the Retail Solutions revenue and segment operating income for the years ended December 31:

In millions	2012	2011	2010
Revenue	$1,667	$1,778	$1,717
Operating income	$102	$71	$73
Operating income as a percentage of revenue	6.1%	4.0%	4.3%

Retail Solutions revenue decreased 6% in 2012 compared to 2011 and increased 4% in 2011 compared to 2010. The decrease in revenue in 2012 compared to 2011 was primarily driven by declines in product sales and services revenue in the Americas and Europe theaters. Foreign currency fluctuations negatively impacted the year-over-year revenue comparison by 1%. The increase in revenue in 2011 compared to 2010 was primarily driven by higher services revenue in the Americas and AMEA theaters partially offset by declines in product volumes in the Americas and Europe theaters. Foreign currency fluctuations positively impacted the year-over-year revenue comparison by 3%.

Operating income was $102 million in 2012, $71 million in 2011 and $73 million in 2010. The improvement in the Retail Solutions operating income in 2012 compared to 2011 was driven by a favorable mix of revenue and the movement of accounts, as described above. The decrease in the Retail Solutions operating income in 2011 compared to 2010 was primarily due to the negative impact of higher paper prices.

Hospitality Segment

The following table presents the Hospitality revenue and segment operating income for the years ended December 31:

In millions	2012	2011	2010
Revenue	$522	$141	—
Operating income	$85	$22	—
Operating income as a percentage of revenue	16.3%	15.6%	—%

The Hospitality segment generated revenue of $522 million in 2012 compared to $141 million in 2011. In each period, the revenue is driven largely by product sales and services revenue in the Americas theater.

Operating income for Hospitality was $85 million in 2012 compared to $22 million in 2011.

The company completed its acquisition of Radiant Systems on August 24, 2011. Because the acquisition was completed during the third quarter of 2011, the revenue and operating income results being reflected for the Hospitality segment for the year ended December 31, 2011 are partial, and reflect only the period from August 24, 2011 through the end of the year.

Emerging Industries Segment

The following table presents the Emerging Industries revenue and segment operating income for the years ended December 31:

In millions	2012	2011	2010
Revenue	$361	$373	$349
Operating income	$83	$77	$60
Operating income as a percentage of revenue	23.0%	20.6%	17.2%

Emerging Industries revenue decreased 3% in 2012 compared to 2011 and increased 7% in 2011 compared to 2010. The decrease in revenue in 2012 compared to 2011 was primarily driven by a decline in services revenue related to telecommunications and technology in the Americas theater. Foreign currency fluctuations negatively impacted the year-over-year revenue comparison by 2%. The increase in revenue in 2011 compared to 2010 was driven primarily by higher services revenue related to telecommunications and technology in the Europe and Americas theaters. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 3%.

Operating income was $83 million in 2012, $77 million in 2011, and $60 million in 2010. The improvement in the Emerging Industries operating income in 2012 compared to 2011 was primarily due to improved product and services mix and lower service delivery costs, partially offset by the decline in revenue. The increase in the Emerging Industries operating income in 2011 compared to 2010 was primarily due to improved services mix and lower service delivery costs.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

In the year ended December 31, 2012, cash used in operating activities was $180 million and for the year ended December 31, 2011 cash provided by operating activities was $388 million.

NCR’s management uses a non-GAAP measure called “free cash flow,” which we define as net cash provided by (used in) operating activities and cash provided by (used in) discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software, to assess the financial performance of the Company. Free cash flow does not have a uniform definition under GAAP, and therefore NCR’s definition may differ from other companies’ definitions of this measure. The components used to calculate free cash flow are GAAP measures that are taken directly from the Consolidated Statements of Cash Flows. We believe free cash flow information is useful for investors because it relates the operating cash flows from the Company’s continuing and discontinued operations to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, strategic acquisitions and investments, repurchase of NCR stock and repayment of debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, since there may be other non-discretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities under GAAP. The table below reconciles net cash (used in) provided by operating activities, the most directly comparable GAAP measure, to NCR’s non-GAAP measure of free cash flow for the year ended December 31:

In millions	2012	2011	2010
Net cash (used in) provided by operating activities	$(180)	$388	$279
Less: Expenditures for property, plant and equipment, net of grant reimbursements	(80)	(61)	(69)
Less: Additions to capitalized software	(80)	(62)	(57)
Net cash used in discontinued operations	(114)	(77)	(116)
Free cash (used) flow (non-GAAP)	$(454)	$188	$37

In 2012, net cash provided by operating activities decreased $568 million, net capital expenditures increased $19 million, capitalized software additions increased $18 million, and net cash used in discontinued operations increased $37 million, which contributed to a net decrease in free cash flow of $642 million in comparison to 2011. Both net cash provided by operating activities and free cash flow were negatively impacted by $600 million in discretionary contributions to the U.S. qualified pension plan. Excluding the discretionary contributions, free cash flow was $146 million in 2012. The increase in net capital expenditures and capitalized software was due to additional investment since the acquisition of Radiant. The cash used in discontinued operations was attributable to the operating loss from the Entertainment business as well as remediation payments associated with the Fox River environmental matter. For the twelve months ended December 31, 2012, net cash used in discontinued operations excludes cash provided by investing activities from discontinued operations of $99 million.

In 2011, net cash provided by operating activities increased $109 million, net capital expenditures decreased $8 million, capitalized software additions increased $5 million, and net cash used in discontinued operations decreased $39 million, which contributed to a net increase in free cash flow of $151 million in comparison to 2010. The cash used in discontinued operations was attributable to the operating loss from the Entertainment business as well as remediation payments made in connection with the Fox River environmental matter slightly offset by insurance recoveries in 2011.

Financing activities and certain other investing activities are not included in our calculation of free cash flow. Our other investing activities primarily include business acquisitions, divestitures and investments as well as proceeds from the sales of property, plant and equipment. During the year ended December 31, 2012, we completed multiple acquisitions that totaled $108 million, net of cash received. During the year ended December 31, 2011, we completed the acquisition of Radiant for approximately $1.087 billion, net of cash received (which is discussed further below), and the divestiture of our healthcare business for approximately $2 million. During the year ended December 31, 2010 we completed an acquisition for approximately $16 million, which is included in other investing activities, net, in the Consolidated Statements of Cash Flows and generated proceeds from the sale of property, plant and equipment of $39 million, mainly due to the sale of an office building in France.

Our financing activities primarily include proceeds from employee stock plans, repurchases of NCR common stock and borrowings and repayments of credit facilities. During the year ended December 31, 2012, 2011 and 2010, proceeds from employee stock plans were $53 million, $18 million and $11 million respectively. During the year ended December 31, 2012, payments made for tax withholding on behalf of employees totaled $12 million. During the year ended December 31, 2011 and 2010, we repurchased approximately 3.6 million shares of NCR common stock for $70 million and approximately 1.5 million shares of NCR common stock for $20 million, respectively. Additionally, during the year ended December 31, 2011, we received proceeds of $43 million for the sale of a 49% voting equity interest in our manufacturing subsidiary in Brazil to Scopus Tecnologia, Ltda.

In connection with the acquisition of Radiant, on August 22, 2011, we entered into a new $1.4 billion senior secured credit facility with and among a syndicate of lenders with JPMorgan Chase Bank, N.A., as the administrative agent. The senior secured credit facility consisted of a term loan facility in the amount of $700 million and a revolving facility in the amount of $700 million, of which $1.1 billion was drawn to fund the acquisition. On August 22, 2012, we entered into an incremental facility agreement and a second amendment to the senior secured credit facility. The incremental facility agreement relates to, and was entered into pursuant to, the senior secured credit facility. The incremental facility agreement supplements the amounts available to NCR under the senior secured credit facility by $300 million by establishing a $150 million new tranche of term loan commitments and a $150 million new tranche of revolving loan commitments, bringing the total sum available to NCR under the senior secured credit facility and the incremental facility agreement to $1.7 billion. As of December 31, 2012, the outstanding principal balance of the term loan facility was $850 million and the outstanding balance on the revolving facility was zero, which decreased from an initial balance of $140 million, as of December 31, 2011, due to net repayments.

On September 17, 2012, we issued $600 million aggregate principal amount of 5.00% senior unsecured notes due in 2022 and on December 18, 2012, we issued $500 million aggregate principal amount of 4.625% senior unsecured notes due in 2021. The 5.00% notes were sold at 100% of the principal amount and will mature on July 15, 2022. The 4.625% notes were sold at 100% of the principal amount and will mature on February 15, 2021. Both the 5.00% and the 4.625% notes are unsecured senior obligations of NCR Corporation and are guaranteed, on an unsecured senior basis, by our subsidiaries, NCR International, Inc. and Radiant Systems, Inc., which also guarantee our obligations under the senior secured credit facility.

The net proceeds of the 5.00% notes of $592 million were used for a $500 million discretionary contribution to our U.S. qualified pension plan in the third quarter of 2012 and a $100 million discretionary contribution to our U.S. qualified pension plan in the fourth quarter of 2012 pursuant to phase two of our pension strategy, as described below. The net proceeds of the 4.625% notes of $494 million are being used to help fund the acquisition of Retalix, which was completed during the first quarter of 2013.

See Note 5 "Debt Obligations," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional information on the senior secured credit facility and the 5.00% notes and the 4.625% notes.

During 2010, the Company completed phase one of its pension strategy, which included a comprehensive analysis of its capital allocation strategy, with specific focus on its approach to pension management and commenced a plan to substantially reduce future volatility in the value of assets held by its U.S. qualified pension plan by rebalancing the asset allocation to a portfolio substantially composed of fixed income assets by the end of 2012 and, to the extent possible, undertaking similar action with respect to its international pension plans. At the end of 2012, the Company had reallocated approximately 100% of U.S. pension assets and approximately 65% of international pension assets to fixed income assets.

During 2012, the Company completed phase two of its pension strategy. This phase consisted of making a contribution to the Company's U.S. qualified pension plan with funds raised from the 5.00% notes as described above, and offering a voluntary lump sum payment option to certain former employees who were deferred vested participants of the U.S. qualified pension plan who had not yet started monthly payments of their pension benefit. The voluntary lump sum payment offer was commenced in the third quarter of 2012 and closed during the fourth quarter of 2012, and a $293 million benefit related to remeasurement of the U.S. pension obligations was recorded in the fourth quarter of 2012, which primarily included the impact of this voluntary lump sum offer.

We expect to make pension, postemployment and postretirement plan contributions of approximately $182 million in 2013. Refer to Note 8, “Employee Benefit Plans,” of the Notes to the Consolidated Financial Statements for additional discussion on our pension, postemployment and postretirement plans and phase two of the pension strategy.

Cash and cash equivalents held by the Company's foreign subsidiaries was $509 million and $365 million at December 31, 2012 and 2011, respectively. Under current tax laws and regulations, if cash and cash equivalents and short-term investments held outside the United States are distributed to the United States in the form of dividends or otherwise, we may be subject to additional U.S. income taxes and foreign withholding taxes.

As of December 31, 2012, our cash and cash equivalents totaled $1.07 billion and our total debt was $1.96 billion. Our borrowing capacity under the term loan and revolver facility of our senior secured credit facility was $833 million at December 31, 2012. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described in Item 1A of Part I of this 2012 Annual Report on Form 10-K. If we are unable to generate sufficient cash flows from operations, or otherwise comply with the terms of our credit facilities, we may be required to seek additional financing alternatives.

We believe that we have sufficient liquidity based on our current cash position, cash flows from operations and existing financing to meet our expected pension, postemployment, and postretirement plan contributions, remediation payments related to the Fox River environmental matter, debt servicing obligations, and our operating requirements for the next twelve months.

Contractual Obligations In the normal course of business, we enter into various contractual obligations that impact, or could impact, the liquidity of our operations. The following table and discussion outlines our material obligations as of December 31, 2012 on an undiscounted basis, with projected cash payments in the years shown:

In millions	Total Amounts	2013	2014 - 2015	2016 - 2017	2018 & Thereafter	All Other
Debt obligations	$1,963	$72	$172	$611	$1,108	$—
Interest on debt obligations	579	67	150	118	244	—
Estimated environmental liability payments	199	45	122	26	6	—
Lease obligations	258	98	113	41	6	—
Purchase obligations	1,012	858	61	62	31	—
Uncertain tax positions	161	23	—	—	—	138
Total obligations	$4,172	$1,163	$618	$858	$1,395	$138

As of December 31, 2012, we have short and long-term debt totaling $1.96 billion.

For purposes of this table, we used interest rates as of December 31, 2012 to estimate the future interest on debt obligations and have assumed no voluntary prepayments of existing debt. See Note 5, "Debt Obligations," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional disclosure related to our debt obligations and the related interest rate terms. We have also incorporated the expected fixed payments based on our interest rate swap related to our term loan. See Note 10, "Derivatives and Hedging Instruments," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional disclosure related to our interest rate swap.

The estimated environmental liability payments included in the table of contractual obligations shown above are related to the Fox River environmental matter. The amounts shown are NCR's expected payments, net of the payment obligations of its co-obligors; the amounts do not include an estimate for payments to be received from insurers or indemnification parties. For additional information, refer to Note 9, “Commitments and Contingencies,” included in Item 8 of Part II of this Report.

Our lease obligations are primarily for certain sales and manufacturing facilities in various domestic and international locations as well as leases related to equipment and vehicles. Purchase obligations represent committed purchase orders and other contractual commitments for goods or services. The purchase obligation amounts were determined through information in our procurement systems and payment schedules for significant contracts. Included in the amounts are committed payments in relation to the long-

term service agreement with Accenture under which NCR’s transaction processing activities and functions are performed.

We have a $161 million liability related to our uncertain tax positions. Due to the nature of the underlying liabilities and the extended time often needed to resolve income tax uncertainties, we cannot make reliable estimates of the amount or timing of cash payments that may be required to settle these liabilities. For additional information, refer to Note 6, “Income Taxes,” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

We also have product warranties that may affect future cash flows. These items are not included in the table of obligations shown above, but are described in detail in Note 9, "Commitments and Contingencies," of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

Our U.S. and international employee benefit plans, which are described in Note 8, “Employee Benefit Plans,” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report, could require significant future cash payments. The funded status of NCR’s U.S. pension plans is an underfunded position of $440 million as of December 31, 2012 compared to an underfunded position of $1.35 billion as of December 31, 2011. The improvement in our funded status is primarily attributable to the $600 million in discretionary contributions in 2012 and a $293 million benefit related to remeasurement of the U.S. pension obligations in the fourth quarter of 2012, which included the impact of the voluntary lump sum offer to certain participants of the U.S. qualified pension plan. The funded status of our international retirement plans improved to an underfunded position of $21 million as of December 31, 2012 from an underfunded position of $91 million as of December 31, 2011. Strong asset returns and cash contributions more than offset the increases in the plan liabilities driven by decreases in discount rates for these plans. We do not expect to make any contributions to the U.S. qualified pension plan in 2013. Contributions to international and executive pension plans are expected to be approximately $135 million in 2013.

Our senior secured credit facility and the indentures for our senior unsecured notes includes affirmative and negative covenants that restrict or limit our ability to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes or changes to our business activities; make investments; sell or otherwise dispose of assets; engage in sale-leaseback or hedging transactions; pay dividends or make similar distributions; repay other indebtedness; engage in certain affiliate transactions; or enter into agreements that restrict our ability to create liens, pay dividends or make loan repayments. The senior secured credit facility also includes financial covenants that require us to maintain:

•
a consolidated leverage ratio on the last day of any fiscal quarter not to exceed (i) in the case of any fiscal quarter ending prior to December 31, 2013 (a) the sum of (x) 3.50 and (y) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR's unfunded pension liabilities, to (b) 1.00, (ii) in the case of any fiscal quarter ending on or after December 31, 2013 and prior to December 31, 2015, (a) the sum of (x) 3.25 and (y) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR's unfunded pension liabilities, to (b) 1.00, and (iii) in the case of any fiscal quarter ending on or after December 31, 2015, 3.50 to 1.00; and

•
an interest coverage ratio of at least (i) 3.50 to 1.00, in the case of any four consecutive fiscal quarters ending prior to December 31, 2013, and (ii) 4.00 to 1.00, in the case of any four consecutive fiscal quarters ending on or after December 31, 2013.

Taking into account new debt used to reduce our unfunded pension liabilities, the current maximum consolidated leverage ratio under our senior secured credit facility is 4.50 to 1.00.
Off-Balance Sheet Arrangements We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined by SEC Regulation S-K Item 303 (a) (4) (ii).

See Note 9, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for additional information on guarantees associated with NCR's business activities.

Disclosure Pursuant to Section 13(r)(1)(D)(iii) of the Securities Exchange Act. Pursuant to Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended, we note that, during the period January 1, 2012 through December 31, 2012, the Company's branch in Syria maintained a bank account and guarantees at the Commercial Bank of Syria (CBS), which was designated as a Specially Designated National pursuant to Executive Order 13382 (EO 13382) on August 10, 2011. This bank account and the guarantees at CBS were maintained in the normal course of business prior to the listing of CBS pursuant to EO 13382. The bank account generated interest at a rate greater than or equal to 1 percent compounded semi-annually during the period covered by this Report. While we are unable to ascertain the exact amount of such interest, due to prevailing conditions in Syria, we note that the last known account balance as of June 2012 was approximately $10,858. The guarantees did not generate any revenue or profits for the Company. Pursuant to a license granted to the Company by the Office of Foreign Asset Controls (OFAC) on January 3, 2013, the Company is winding down its operations in Syria. See Note 16, “Subsequent Events,” of the Notes to

Consolidated Financial Statements included in Item 8 of Part II of this Report. In connection with these efforts, the Company has also requested authorization from OFAC to close the CBS account and terminate any guarantees. Following the closure of the account and termination of the guarantees upon receipt of a license from OFAC for this purpose, the Company does not intend to engage in any further business activities with CBS.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of these financial statements, we are required to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosure of contingent liabilities. These assumptions, estimates and judgments are based on historical experience and are believed to be reasonable at the time. However, because future events and their effects cannot be determined with certainty, the determination of estimates requires the exercise of judgment. Our critical accounting policies are those that require assumptions to be made about matters that are highly uncertain. Different estimates could have a material impact on our financial results. Judgments and uncertainties affecting the application of these policies and estimates may result in materially different amounts being reported under different conditions or circumstances. Our management continually reviews these assumptions, estimates and judgments to ensure that our financial statements are presented fairly and are materially correct.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require significant management judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. The significant accounting policies and estimates that we believe are the most critical to aid in fully understanding and evaluating our reported financial results are discussed in the paragraphs below. Our senior management has reviewed these critical accounting policies and related disclosures with our independent registered public accounting firm and the Audit Committee of our Board of Directors (see Note 1, “Description of Business and Significant Accounting Policies,” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, which contains additional information regarding our accounting policies and other disclosures required by GAAP).

Revenue Recognition NCR frequently enters into multiple-element arrangements with its customers including hardware, software, professional consulting services and maintenance support services. For arrangements involving multiple deliverables, when deliverables include software and non-software products and services, NCR evaluates and separates each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) the delivered item has value to the customer on a stand-alone basis; and (b) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in the control of NCR.

For arrangements entered into or materially modified after January 1, 2011, consideration is allocated to each unit of accounting based on the unit's relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to each deliverable: (i) vendor-specific objective evidence of selling price (VSOE), (ii) third-party evidence of selling price (TPE), and (iii) best estimate of selling price (BESP). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. VSOE is established for our software maintenance services and we use TPE to establish selling prices for our non-software related services, which include hardware maintenance, non-software related professional services, and transaction services. The Company uses BESP to allocate revenue when we are unable to establish VSOE or TPE of selling price. BESP is primarily used for elements such as products that are not consistently priced within a narrow range. The Company determines BESP for a deliverable by considering multiple factors including product class, geography, average discount, and management's historical pricing practices. Amounts allocated to the delivered hardware and software elements are recognized at the time of sale provided the other conditions for revenue recognition have been met. Amounts allocated to the undelivered maintenance and other services elements are recognized as the services are provided or on a straight-line basis over the service period. In certain instances, customer acceptance is required prior to the passage of title and risk of loss of the delivered products. In such cases, revenue is not recognized until the customer acceptance is obtained. Delivery and acceptance generally occur in the same reporting period.

For arrangements entered into prior to January 1, 2011, the Company has not applied BESP. In such arrangements, if the Company has the requisite evidence of selling price for the undelivered elements but not for the delivered elements, the Company applies the residual method to allocate arrangement consideration.

In situations where NCR's solutions contain software that is more than incidental, revenue related to the software and software-related elements is recognized in accordance with authoritative guidance on software revenue recognition. For the software and software-related elements of such transactions, revenue is allocated based on the relative fair value of each element, and fair value is determined by VSOE. If the Company cannot objectively determine the fair value of any undelivered element included in such multiple-element arrangements, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements. When the fair value of a delivered element has not been established, but fair value exists for the undelivered elements, the Company uses the residual method to recognize revenue. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

Revenue recognition for complex contractual arrangements, especially those with multiple elements, requires a significant level of judgment and is based upon a review of specific contracts, past experience, the selling price of undelivered elements when sold separately, creditworthiness of customers, international laws and other factors. Changes in judgments about these factors could impact the timing and amount of revenue recognized between periods.

Allowance for Doubtful Accounts We evaluate the collectability of our accounts receivable based on a number of factors. We establish provisions for doubtful accounts using percentages of our accounts receivable balance as an overall proxy to reflect historical average credit losses and specific provisions for known issues. The percentages are applied to aged accounts receivable balances. Aged accounts are determined based on the number of days the receivable is outstanding, measured from the date of the invoice, or from the date of revenue recognition. As the age of the receivable increases, the provision percentage also increases. This policy is applied consistently among all of our operating segments.

Based on the factors below, we periodically review customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors include economic conditions and judgments regarding collectability of account balances, each customer’s payment history and creditworthiness.

The allowance for doubtful accounts was $16 million as of December 31, 2012, $16 million as of December 31, 2011, and $13 million as of December 31, 2010. These allowances represent, as a percent of gross receivables, 1.5% in 2012, 1.5% in 2011, and 1.4% in 2010.

Given our experience, the reserves for potential losses are considered adequate, but if one or more of our larger customers were to default on its obligations, we could be exposed to potentially significant losses in excess of the provisions established. We continually evaluate our reserves for doubtful accounts and continued economic deterioration could lead to the need to increase our allowances.

Inventory Valuation Inventories are stated at the lower of cost or market, using the average cost method. Each quarter, we reassess raw materials, work-in-process, parts and finished equipment inventory costs to identify purchase or usage variances from standards, and valuation adjustments are made. Additionally, to properly provide for potential exposure due to slow-moving, excess, obsolete or unusable inventory, a reserve against inventory is established. This reserve is established based on forecasted usage, orders, technological obsolescence and inventory aging. These factors are impacted by market conditions, technology changes and changes in strategic direction, and require estimates and management judgment that may include elements that are uncertain. On a quarterly basis, we review the current market value of inventory and adjust for any inventory exposure due to age or excess of cost over market value.

We have inventory in more than 40 countries around the world. We purchase inventory from third party suppliers and manufacture inventory at our plants. This inventory is transferred to our distribution and sales organizations at cost plus a mark-up. This mark-up is referred to as inter-company profit. Each quarter, we review our inventory levels and analyze our inter-company profit to determine the correct amount of inter-company profit to eliminate. Key assumptions are made to estimate product gross margins, the product mix of existing inventory balances and current period shipments. Over time, we refine these estimates as facts and circumstances change. If our estimates require refinement, our results could be impacted.

Our excess and obsolete reserves were $87 million as of December 31, 2012, $83 million as of December 31, 2011, and $71 million as of December 31, 2010. These reserves represent, as a percent of gross inventory, 9.8% in 2012, 9.7% in 2011, and 8.7% in 2010. Although we strive to achieve a balance between market demands and risk of inventory obsolescence or excess quantities caused by these factors, it is possible that, should conditions change, additional reserves may be needed. Any changes in reserves will impact operating income during a given period. The policies described are consistently applied across all of our operating segments.

Warranty Reserves One of our key objectives is to provide superior quality products and services. To that end, we provide a standard manufacturer’s warranty typically extending up to 12 months, allowing our customers to seek repair of products under warranty at no additional cost. A corresponding estimated liability for potential warranty costs is also recorded at the time of the sale. We sometimes offer extended warranties in the form of product maintenance services to our customers for purchase. We defer the fair value of these revenues and recognize revenue over the life of the extended warranty period. Refer to Note 1, “Description of Business and Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in Item 8 of

Part II of this Report for further information regarding our accounting for extended warranties.

Future warranty obligation costs are based upon historical factors such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, the total customer revenue is recognized and the associated warranty liability is recorded based upon the estimated cost to provide the service over the warranty period.

Total warranty costs were $46 million in 2012, $42 million in 2011, and $48 million in 2010. Warranty costs as a percent of total product revenues were 1.6% in 2012, 1.6% in 2011, and 2.1% in 2010. Historically, the principal factor used to estimate our warranty costs has been service calls per machine. Significant changes in this factor could result in actual warranty costs differing from accrued estimates. Although no near-term changes in our estimated warranty reserves are currently anticipated, in the unlikely event of a significant increase in warranty claims by one or more of our larger customers, costs to fulfill warranty obligations would be higher than provisioned, thereby impacting results.

Goodwill Goodwill is tested at the reporting unit level for impairment on an annual basis during the fourth quarter or more frequently if certain events occur indicating that the carrying value of goodwill may be impaired. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, a decision to sell a business, unanticipated competition, or slower growth rates, among others.

During the fourth quarter of 2011, we adopted the changes to accounting guidance on impairment testing issued by the Financial Accounting Standards Board in September 2011. Under the new guidance, in the evaluation of goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If so, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value. Fair value of the reporting units is estimated primarily using the income approach, which incorporates the use of discounted cash flow (DCF) analyses. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market shares, sales volumes and prices, costs to produce, tax rates, capital spending, discount rate and working capital changes. Most of these assumptions vary among reporting units. The cash flow forecasts are generally based on approved strategic operating plans.

For the fourth quarter of 2012, 2011 and 2010, we performed our annual impairment assessment of goodwill which did not indicate that an impairment existed. However, during the fourth quarter of 2011, we determined that it was probable that we would dispose of our Entertainment business which triggered an impairment review of the goodwill attributable to the Entertainment reporting unit. We evaluated the carrying value of these assets compared to the fair value based on a market approach using an independent third-party market price and determined that the $5 million of goodwill associated with the Entertainment reporting unit was fully impaired. The impairment was recorded within income (loss) from discontinued operations, net of tax, in the Consolidated Statements of Operations for the twelve months ended December 31, 2011. Refer to Note 4, “Goodwill and Other Long-Lived Assets,” in the Notes to the Consolidated Financial Statements in Item 8 of Part II of this Report for further discussion regarding our impairment testing.

Valuation of Long-lived Assets and Amortizable Other Intangible Assets We perform impairment tests for our long-lived assets if an event or circumstance indicates that the carrying amount of our long-lived assets may not be recoverable. In response to changes in industry and market conditions, we may also strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Such activities could result in impairment of our long-lived assets or other intangible assets. We also are subject to the possibility of impairment of long-lived assets arising in the ordinary course of business. We consider the likelihood of impairment if certain events occur indicating that the carrying value of the long-lived assets may be impaired and we may recognize impairment if the carrying amount of a long-lived asset or intangible asset is not recoverable from its undiscounted cash flows. Impairment is measured as the difference between the carrying amount and the fair value of the asset. We use both the income approach and market approach to estimate fair value. Our estimates of fair value are subject to a high degree of judgment since they include a long-term forecast of future operations. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value.

As noted above, in 2011, we determined that it was probable that we would dispose of our Entertainment business, which triggered an impairment assessment of the related assets which included long-lived assets, goodwill and definite-lived intangible assets. Based on this evaluation, we determined that the long-lived asset group, consisting of property, plant and equipment and definite-lived intangible assets, mainly customer relationships, related to the Entertainment business was impaired. Assets with a carrying amount of approximately $148 million had an estimated fair value of $65 million. Of the total impairment charge of $83 million, $81 million was allocated to property, plant and equipment and $2 million was allocated to definite-lived intangible assets. Fair value was based on a market approach using an independent third-party market price. The impairment was recorded within income (loss) from discontinued operations, net of tax, in the Consolidated Statements of Operations for the twelve months ended December 31, 2011. Refer to Note 4, “Goodwill and Other Long-Lived Assets,” in the Notes to the Consolidated Financial Statements in Item 8 of Part II of this Report for further discussion regarding our impairment testing.

Pension, Postretirement and Postemployment Benefits We sponsor domestic and international defined benefit pension and postemployment plans as well as domestic postretirement plans. As a result, we have significant pension, postretirement and postemployment benefit costs, which are developed from actuarial valuations. Actuarial assumptions attempt to anticipate future events and are used in calculating the expense and liability relating to these plans. These factors include assumptions we make about interest rates, expected investment return on plan assets, rate of increase in healthcare costs, total and involuntary turnover rates, and rates of future compensation increases. In addition, our actuarial consultants advise us about subjective factors such as withdrawal rates and mortality rates to use in our valuations. We generally review and update these assumptions on an annual basis at the beginning of each fiscal year. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. The actuarial assumptions that we use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension, postretirement or postemployment benefits expense we have recorded or may record. Postemployment and postretirement expense impacts all of our segments. Pension expense is reported at the corporate level and is excluded from our segment results as it is not included in the evaluation of segment performance. See Note 12, “Segment Information and Concentrations,” in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for a reconciliation of our segment results to income from operations.

The key assumptions used in developing our 2012 expense were discount rates of 4.0% for our U.S. pension plans and 3.3% for our postretirement plan. We used an expected return on assets assumption of 4.8% for our U.S. plans in 2012. The U.S. plans represented 61% and 100% of total pension and postretirement plan obligations as of December 31, 2012. We recognized changes in the fair value of plan assets and net actuarial gains or losses upon remeasurement, which is at least annually in the fourth quarter of each year. The remaining components of pension expense, primarily net service cost, interest cost, and the expected return on plan assets, were recorded on a quarterly basis as ongoing pension expense. Holding all other assumptions constant, a 0.25% change in the discount rate used for the U.S. plans would have increased or decreased 2012 ongoing pension expense by approximately $5 million and would have had an immaterial impact on 2012 postretirement expense. A 0.25% change in the expected rate of return on plan assets assumption for the U.S. pension plan would have increased or decreased 2012 ongoing pension expense by approximately $7 million. Our expected return on plan assets has historically been and will likely continue to be material to net income. While it is required that we review our actuarial assumptions each year at the measurement date, we generally do not change them between measurement dates. We use a measurement date of December 31 for all of our plans. Changes in assumptions or asset values may have a significant effect of the annual measurement on expense or income in the fourth quarter.

We intend to use a discount rate of 3.8% and 2.6% in determining the 2013 pension and postretirement expense for the U.S. plans, respectively, and an expected rate of return on assets assumption of 3.8%. The most significant assumption used in developing our 2013 postemployment plan expense was the assumed rate of involuntary turnover of 5.5%. The involuntary turnover rate is based on historical trends and projections of involuntary turnover in the future. A 0.25% change in the rate of involuntary turnover would have increased or decreased 2012 expense by approximately $3 million. The sensitivity of the assumptions described above is specific to each individual plan and not to our pension, postretirement and postemployment plans in the aggregate.

Environmental and Legal Contingencies Each quarter, we review the status of each claim and legal proceeding and assess our potential financial exposure. If the potential loss from any claim or legal proceeding would be material and is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. To the extent that the amount of such a probable loss is estimable only by reference to a range of equally likely outcomes, and no amount within the range appears to be a better estimate than any other amount, we accrue the amount at the low end of the range. Because of uncertainties related to these matters, the use of estimates, assumptions and judgments, and external factors beyond our control, accruals are based on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position. Except for the sharing agreement with Appleton Papers Inc. (API) with respect to a particular insurance settlement described in Note 9, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report with respect to the Fox River matter, when insurance carriers or third parties have agreed to pay any amounts related to costs, and we believe that it is probable that we can collect such amounts, those amounts are reflected as receivables in our Consolidated Balance Sheet.

The most significant legal contingency impacting our Company relates to the Fox River matter, which is further described in detail in Note 9, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report. NCR has been identified as a potentially responsible party (PRP) at the Fox River site in Wisconsin.

As described below and in Note 9, while substantial progress has been made in the engineering design of the Fox River clean-up and the clean-up itself, the extent of our potential liability continues to be subject to significant uncertainties. These uncertainties include the total clean-up costs for each of the segments of the river; the total natural resource damages for the site; the extent to which clean-up and other costs will be allocated to and paid by other PRPs; the solvency of other PRPs; the extent of NCR’s eventual liability in the allocation litigation, including the favorable outcome of the February 2012 trial and the outcome of the Company’s forthcoming appeal of the December 16, 2009 and February 28, 2011 orders described in Note 9; and the outcome of the state and federal governments’ lawsuit regarding the Fox River filed in October 2010 against several parties, including NCR, also described in Note 9.

Our net reserve for the Fox River matter as of December 31, 2012 was approximately $115 million as further discussed in Note 9. The Company regularly re-evaluates the assumptions used in determining the appropriate reserve for the Fox River matter as additional information becomes available and, when warranted, makes appropriate adjustments.

In determining our reserve, we attempt to estimate a range of reasonably possible outcomes for relevant factors, although each range is itself highly uncertain. We use our best estimate within the range if that is possible. Where there is a range of equally likely outcomes, and there is no amount within that range that appears to be a better estimate than any other amount, we use the low end of the range. Our eventual liability for remediation, which we expect will be paid out over a period continuing into 2017 or later (and a longer period thereafter for long-term monitoring), will depend on a number of factors, the most significant of which are described in Note 9.

AT&T Corp. (AT&T) and Alcatel-Lucent are each responsible for indemnifying NCR for a portion of amounts NCR incurs for the Fox River matter over a certain threshold, which was reached in the fourth quarter of 2012. NCR’s estimate of what AT&T and Alcatel-Lucent will pay under the indemnity is recorded as a long-term asset of approximately $84 million as of December 31, 2012, and is deducted in determining the net reserve discussed above.

While it remains difficult to predict, there could be significant changes in the future to some of the assumptions underlying the reserve that could have a material effect on the amount of our reserve. Also, there are other estimates for some of these factors that are significantly higher than the estimates described herein. It is the opinion of the Company that the effect of the Fox River matter will have a moderate, but manageable, impact on our liquidity and capital resources, assuming that the Company's expenditures with respect to the Fox River matter are required to be paid over the time frame currently contemplated. However, if such an amount were required to be paid in a shorter time period or if any of NCR's co-obligors or indemnitors defaulted on or otherwise did not perform their contractual obligations, it could have a material impact on our liquidity and capital resources.

Income Taxes We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on our expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and our tax methods of accounting.

If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, or if the tax laws change unfavorably, then we could be required to increase our valuation allowance against our deferred tax assets, resulting in an increase in our effective tax rate.

We had valuation allowances of $399 million as of December 31, 2012 and $425 million as of December 31, 2011, related to certain deferred income tax assets, primarily tax loss carryforwards, in jurisdictions where there is uncertainty as to the ultimate realization of a benefit from those tax assets. At December 31, 2012, our net deferred tax assets in the United States totaled approximately $588 million. For the three year period ended December 31, 2012, we had a cumulative net loss from continuing operations before income taxes, which is generally considered a negative indicator about our ability to realize the benefits of those assets. We further evaluated the realizability by weighing both positive and negative evidence, including our history of taxable income in the U.S., and the substantial length of time over which our deferred tax assets relating to net operating losses and employee pensions may be realized. Through this assessment, realization of the related benefits was determined to be more likely than not.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

The provision for income taxes may change period-to-period based on non-recurring events, such as the settlement of income tax audits and changes in tax laws, as well as recurring factors including the geographic mix of income before taxes, state and local taxes and the effects of various global income tax strategies. We maintain certain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the United States. As of December 31, 2012, we did not provide for U.S. federal income taxes or foreign withholding taxes on approximately $1.4 billion of undistributed earnings of our foreign subsidiaries as such earnings are expected to be reinvested indefinitely.

Refer to Note 6, "Income Taxes," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for disclosures related to foreign and domestic pretax income, foreign and domestic income tax (benefit) expense and the effect foreign taxes have on our overall effective tax rate.

Stock-based Compensation We measure compensation cost for stock awards at fair value and recognize compensation expense over the service period for which awards are expected to vest. We utilize the Black-Scholes option pricing model to estimate the fair value of stock-based compensation at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected holding period. We estimate forfeitures for awards granted which are not expected to vest. The estimation of stock awards that will ultimately vest requires judgment, and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards and historical experience. Actual results and future changes in estimates may differ from our current estimates.

In addition, we have performance-based awards that vest only if specific performance conditions are satisfied, typically at the end of a multi-year performance period. The number of shares that will be earned can vary based on actual performance. No shares will vest if the objectives are not met, and in the event the objectives are exceeded, additional shares will vest up to a maximum amount. The cost of these awards is expensed over the performance period based upon management’s estimates of achievement against the performance criteria. Because the actual number of shares to be awarded is not known until the end of the performance period, the actual compensation expense related to these awards could differ from our current expectations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

A discussion of recently issued accounting pronouncements is described in Note 1, “Description of Business and Significant Accounting Policies,” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, and we incorporate by reference such discussion in this MD&A.